Contact:	Media:	Investors:
	Wilson Grabill	Susan Walser
	212-546-4377	212-546-4631

	Robert Zito	John Elicker
	609-252-3759	212-546-3775

BRISTOL-MYERS SQUIBB STATEMENT ON SEC SETTLEMENT

(NEW YORK, August 4, 2004) — Bristol-Myers Squibb (“BMS”) confirmed today that it has reached a final settlement with the United States Securities and Exchange Commission (SEC), concluding an investigation concerning wholesaler inventory and accounting matters that began in April 2002. The settlement was filed in the federal court in Newark, New Jersey.

BMS agreed, without admitting or denying any liability, not to violate in the future provisions of the Federal securities laws, as set forth in the agreed judgment. BMS also agreed to establish a $150 million fund for a class of shareholders to be distributed under the court’s supervision. The $150 million fund, which includes a $100 million civil penalty, will be distributed to certain BMS shareholders under a plan of distribution to be established by the SEC. The investigation by the U.S. Attorney’s Office for the District of New Jersey concerning the inventory and accounting matters is continuing and the company is continuing to cooperate with that investigation.

BMS has cooperated fully with the SEC and is pleased to have resolved this matter. The company has implemented a series of internal controls and procedures designed to ensure that its financial reporting processes meet the highest standards of integrity and professionalism. In June 2003, the company retained former Federal Judge Frederick B. Lacey, who has been acting as an independent advisor in connection with these matters. He will continue in that role through the filing of the company’s 2005 form 10-K.

After the SEC and the proposed class action settlements related to these matters announced Friday, the company will have approximately $20 million of litigation reserves remaining related to wholesaler inventory issues and other accounting matters, specifically the derivative and ERISA litigation and other pending private litigation.